SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                                (Amendment No. )*



                                  Westaff, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    957070105
                                 (CUSIP Number)


                                 March 12, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [  ]  Rule 13d-1(b)
         [x ]  Rule 13d-1(c)
         [  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. 957070105                 13G                       Page 2 of 12 Pages
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         Auber Investments Ltd.
--------------------------------------------------------------------------------
(2)      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) [
         ]
         (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY
--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

         British Virgin Islands
--------------------------------------------------------------------------------

                                                 (5) SOLE VOTING POWER

                                                             -
                                                     ---------------------------
                                                 (6) SHARED VOTING POWER
NUMBER OF SHARES                                          1,124,599
                                                     ---------------------------
BENEFICIALLY OWNED
BY EACH REPORTING                                (7) SOLE DISPOSITIVE POWER
PERSON WITH
                                                              -
                                                      --------------------------

                                                 (8) SHARED DISPOSITIVE POWER

                                                          1,124,599

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,124,599

--------------------------------------------------------------------------------
(10)CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                  [  ]

--------------------------------------------------------------------------------
(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.74%
--------------------------------------------------------------------------------

(12)TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    CO


                               Page 2 of 12 Pages

--------------------------------------------------------------------------------
CUSIP No. 957070105                 13G                       Page 3 of 12 Pages
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Prince Resources LDC
--------------------------------------------------------------------------------

(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):

  (a) [ ]
  (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands

--------------------------------------------------------------------------------
                                                    (5) SOLE VOTING POWER

                                                                  -
                                                       ------------------------
                                                    (6) SHARED VOTING POWER
NUMBER OF SHARES                                              1,124,599
                                                        -----------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER
PERSON WITH
                                                                 -
                                                        -----------------------


                                                    (9) SHARED DISPOSITIVE POWER

                                                              1,124,599

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,124,599
--------------------------------------------------------------------------------
(10)CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)       [  ]
--------------------------------------------------------------------------------
(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.74%
--------------------------------------------------------------------------------
(12)TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    HC

--------------------------------------------------------------------------------


                               Page 3 of 12 Pages

--------------------------------------------------------------------------------
CUSIP No. 957070105                   13G                    Page 4 of 12 Pages
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Prince Capital Partners LLC

--------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware


                                                    (5) SOLE VOTING POWER

                                                                -
                                                        -----------------------


                                                    (6) SHARED VOTING POWER
NUMBER OF SHARES                                             1,124,599
                                                        -----------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE DISPOSITIVE POWER
PERSON WITH
                                                                -
                                                        -----------------------


                                                   (10) SHARED DISPOSITIVE POWER

                                                               1,124,599
--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,124,599
--------------------------------------------------------------------------------
(10)CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                  [  ]
--------------------------------------------------------------------------------
(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.74%
--------------------------------------------------------------------------------
(12)TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    OO
--------------------------------------------------------------------------------


                               Page 4 of 12 Pages

--------------------------------------------------------------------------------
CUSIP No. 957070105                   13G                     Page 5 of 12 Pages
--------------------------------------------------------------------------------

(1) NAMES OR REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    David Mayer

--------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
--------------------------------------------------------------------------------

(3) SEC USE ONLY

--------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

--------------------------------------------------------------------------------
                                                   (5) SOLE VOTING POWER

                                                              -
                                                       -------------------------


                                                   (6) SHARED VOTING POWER
NUMBER OF SHARES                                           1,124,599
                                                       -------------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                  (7) SOLE  DISPOSITIVE POWER
PERSON WITH
                                                                -
                                                       -------------------------


                                                  (11) SHARED DISPOSITIVE POWER

                                                              1,124,599

--------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,124,599
--------------------------------------------------------------------------------
(10)CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)           [  ]

--------------------------------------------------------------------------------
(11)PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    6.74%

--------------------------------------------------------------------------------
(12)TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
    IN
--------------------------------------------------------------------------------


                               Page 5 of 12 Pages

Item 1.

         (a) Name of Issuer.

             Westaff, Inc.

         (b) Address of Issuer's Principal Executive Offices.

             298 North Wiget Lane, Walnut Creek, California  94598-2453

Item 2.

         (a) Name of Person Filing.

             This Schedule 13G is being filed by Auber Investments Ltd., Prince Resources LDC, Prince Capital Partners LLC and David Mayer (collectively, the "Reporting Persons"). See Item 4 below.

         (b) Address of Principal Business Office or, if none, Residence.

                  The principal business address of each of the Reporting Persons is:

                  2 Grand Central Tower, 140 East 45th Street, 28th Floor, New
                    York, NY 10017

         (c)      Citizenship.

                  Auber Investments Ltd; British Virgin Islands
                  Prince Resources LDC; Cayman Islands
                  Prince Capital Partners LLC; Delaware
                  David Mayer; United States

         (d) Title of Class of Securities.

                  Common Stock

         (e) CUSIP Number.

                  957070105


                               Page 6 of 12 Pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         (a)      [ ]      Broker or dealer registered under Section 15 of
                           the Act.
         (b)      [ ]      Bank as defined in Section 3(a)(6)
                           of the Act.
         (c)      [ ]      Insurance Company as defined in
                           Section 3(a)(19) of the Act.
         (d)      [ ]      Investment Company registered under Section 8 of the
                           Investment Company Act.
         (e)      [ ]      Investment Adviser in accordance with Sec. 240.13d-1
                           (b)(1)(ii)(E).
         (f)      [ ]      Employee Benefit Plan or Endowment Fund in accordance
                           with Sec. 240.13d"1(b)(1)(ii)(F).
         (g)      [ ]      Parent holding company, in accordance with Sec. 240.
                           13d-1(b)(ii)(G).
         (h)      [ ]      A savings association as defined in Section 3(b)of
                           the Federal Deposit Insurance Act.
         (i)      [  ]     A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14)of the
                          Investment Company Act of 1940.
         (j)      [ ]     Group, in accordance with Sec.240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Sec. 240.13d-1(c), check this
         box       [ x ].

Item 4.  Ownership

     (a) Amount Beneficially Owned.

                               Auber Investments Ltd: 1,124,599

                               Prince Resources LDC: 1,124,599 (Comprised of shares held by Auber Investments Ltd. Auber Investments Ltd. is indirectly wholly owned by Prince Resources LDC.)

                               Prince Capital Partners LLC; 1,124,599 (Comprised of shares held by Auber Investments Ltd. Prince Capital Partners LLC is the investment manager with respect to such shares.)

                               David Mayer: 1,124,599 (Comprised of shares held by Auber Investments Ltd. Mr. Mayer is a managing member of Prince Capital Partners LLC, the investment manager with respect to the shares held by Auber Investments Ltd.)

      (b) Percent of Class.                 Auber Investments Ltd: 6.74%

                                            Prince Resources LDC:  6.74%

                                            Prince Capital Partners LLC:  6.74%

                                            David Mayer:  6.74%

         (c) Number of shares as to which each such person has

            (i) sole power to vote or to direct the vote: 0 for all Reporting
                Persons.

            (ii)shared power to vote or to direct the vote:
                                    Auber Investments Ltd:             1,124,599
                                    Prince Resources LDC:              1,124,599
                                    Prince Capital Partners LLC:       1,124,599
                                    David Mayer:                       1,124,599


                               Page 7 of 12 Pages

              (iii)sole power to dispose or to direct the disposition of:
                                                     0 for all Reporting Persons

              (iv) shared power to dispose or to direct the disposition of:
                                    Auber Investments Ltd.             1,124,599
                                    Prince Resources LDC:              1,124,599
                                    Prince Capital Partners LLC:       1,124,599
                                    David Mayer:                       1,124,599

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.


                               Page 8 of 12 Pages

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit B.


Item 9.           Notice of Dissolution of Group.

                  Not applicable.



                               Page 9 of 12 Pages

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 20, 2008


                                                                 Auber Investments Ltd.


                                                                 By:     /s/ Herbert Selzer
                                                                       --------------------------------------------
                                                                            Name:  Herbert Selzer
                                                                            Title:  Director


                                                                 Prince Resources LDC


                                                                 By:     /s/ Piero Di Capra
                                                                       --------------------------------------------
                                                                            Name:  Piero Di Capra
                                                                            Title:  Director

                                                                Prince Capital Partners LLC


                                                                 By:     /s/ David Mayer
                                                                        ---------------------------------------------
                                                                            Name:  David Meyer
                                                                            Title:  Managing Member



                                                                          /s/ David Mayer
                                                                        ----------------------------------------------
                                                                        David Mayer




         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                              Page 10 of 12 Pages

                                    EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Westaff, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


March 20, 2008

                                                                 Auber Investments Ltd.


                                                                 By:     /s/ Herbert Selzer
                                                                       --------------------------------------------
                                                                            Name:  Herbert Selzer
                                                                            Title:  Director


                                                                 Prince Resources LDC


                                                                 By:     /s/ Piero Di Capra
                                                                       --------------------------------------------
                                                                            Name:  Piero Di Capra
                                                                            Title:  Director


                                                                 Prince Capital Partners LLC


                                                                 By:     /s/ David Mayer
                                                                        --------------------------------------------
                                                                            Name:  David Meyer
                                                                            Title:  Managing Member



                                                                          /s/ David Mayer
                                                                       ----------------------------------------------
                                                                       David Mayer






                              Page 11 of 12 Pages

                                    EXHIBIT B



Due to the relationships between them, the Reporting Persons may be deemed to constitute a "group" with one another. The Reporting Persons disclaim the existence of any such "group."




                              Page 12 of 12 Pages